Exhibit 99.1

FEDERAL TRUST CORPORATION

ANNOUNCES OPENING OF DELTONA OFFICE

Sanford, Florida (PR Newswire) – June 30, 2004 – James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today that its subsidiary, Federal Trust Bank, has opened its new full-service branch facility in Deltona, Florida.

“We have been pleased with the success of our Deltona storefront office, which prompted our decision to expand our footprint in west Volusia County. The use of storefront facilities allows us entry into targeted markets on a low-cost basis, while we continue to develop a strong customer base. This new free standing facility, located in Deltona’s premier shopping plaza, will continue to attract more retail customers, further enhancing our growth in demand deposits,” stated Mr. Suskiewich.

The Branch is located at 901 Doyle Road. Suzanne Inklebarger, an experienced manager from the local area, is the branch manager for this facility.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida. The Company’s common stock is traded on the American Stock Exchange under the symbol “FDT”.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys, Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street

Sanford, Florida 32771